Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Flagship Properties III, LLC, a Delaware limited liability company (collectively the “Seller”), and Strategic Storage Opportunities, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. (i) That certain tract of land located at 150 Airport Blvd., Morrisville, NC 27560, being more particularly described on Exhibit “A-1” attached hereto and made a part hereof (herein, “Parcel One”), (ii) that other certain tract of land located at 120 Centrewest Ct., Cary, NC 27513, being more particularly described on Exhibit “A-2” attached hereto and made a part hereof (herein, “Parcel Two”), (iii) that other certain tract of land located at 5012 New Bern Ave., Raleigh, NC 27610, being more particularly described on Exhibit “A-3” attached hereto and made a part hereof (herein, “Parcel Three”), (iv) that other certain tract of land located at 338 Jesse St., Myrtle Beach, SC 29579, being more particularly described on Exhibit “A-4” attached hereto and made a part hereof (herein, “Parcel Four”), and (v) that other certain tract of land located at 4630 Dick Pond Rd., Myrtle Beach, SC 29588, being more particularly described on Exhibit “A-5” attached hereto and made a part hereof (herein, “Parcel Five”, and together with Parcel One thru Parcel Four, herein collectively called the “Land”).

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. (i) All improvements and related amenities in and on Parcel One, comprising approximately 38,200 net rentable square feet of storage space and 308 rental units, and being commonly known as “Airport-Extra Space Storage” (herein, the “Parcel One Improvements”), (ii) all improvements and related amenities in and on Parcel Two, comprising approximately 62,600 net rentable square feet of storage space and 319 rental units, and being commonly known as “Centrewest-Extra Space Storage” (herein, the “Parcel Two Improvements”), (iii) all improvements and related amenities in and on Parcel Three, comprising approximately 44,900 net rentable square feet of storage space and 386 rental units, and being commonly known as “New Bern-Extra Space Storage” (herein, the “Parcel Three Improvements”), (iv) all improvements and related amenities in and on Parcel Four, comprising approximately 96,100 net rentable square feet of storage space and 735 rental units, and being commonly known as “Jesse-Extra Space Storage” (herein, the “Parcel Four Improvements”), and (v) all improvements and related amenities in and on Parcel Five, comprising approximately 75,400 net rentable square feet of storage space and 601 rental units, and being commonly known as “Dick Pond-Extra Space Storage” (herein, the “Parcel Five Improvements”, and together with the Parcel One Improvements thru Parcel Four Improvements, herein collectively called the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, occupancy agreements and rental agreements (collectively, the “Leases”) for rental units in the Property, including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement), and (ii) all cellular tower leases and billboard leases relating to the Property, if any, as more particularly described on Schedule “B” attached hereto and incorporated herein (the “Additional Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, those items of personal property set forth on Exhibit “D” attached hereto, and further including all on-site moving trucks, if any, listed on Exhibit “D” hereto (herein collectively, the “Motor Vehicles”).

(g) Contracts. Seller’s interest (to the extent the same is assignable) under the “Contracts” (as defined below), other than the “Rejected Contracts” (as defined below).

(h) Intangible Property. All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all “yellow page” advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone exchange numbers, including the following: Parcel One telephone number (919) 461-4917 and the telecopy number (919) 800-3866; Parcel Two telephone number (919) 677-0260 and the telecopy number (919) 882-9359; Parcel Three telephone number (919) 250-9161 and the telecopy number (919) 573-0872; Parcel Four telephone number (843) 236-6675 and the telecopy number (no fax); and Parcel Five telephone number (843) 293-4979 and the telecopy number (843) 628-3553, (iv) all plans and specifications, (v) all licenses, permits, engineering plans and landscape plans, and (vi) all assignable warranties and guarantees relating to the Property or any part thereof.

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Twenty Two Million One Hundred Thousand and no/100 Dollars ($22,100,000.00). The Purchase Price shall be paid and/or otherwise satisfied as follows: (a) Purchaser shall assume at Closing (the “Loan Assumption”), by the execution and delivery of assumption documentation (the “Loan Assumption Documents”) in form and substance acceptable to Purchaser in its sole discretion, (i) the Seller’s obligations under that certain Promissory Note dated August 30, 2013 (the “Note”), executed by Flagship Properties III, LLC and payable to the order of C-III Commercial Mortgage LLC, a Delaware limited liability company (“Lender”), in the original principal amount of Twelve Million Eight Hundred Thousand and no/100 Dollars ($12,800,000.00), and secured by the liens and security interests created by those certain lien instruments set forth on Schedule “E” attached hereto and incorporated (collectively, the “Lien Instruments”), and (ii) Seller’s obligations under all documents evidencing, securing and/or otherwise executed in connection with the loan (the “Loan”) evidenced by the Note (all such other documents, together with the Note and the Lien Instruments, being herein collectively called the “Loan Documents”), and (b) Purchaser shall pay to Seller at Closing, by wire transfer of immediately available funds to the Escrow Agent on the Closing Date, in accordance with wire transfer instructions to be provided by the Escrow Agent, an amount in cash (the “Cash Portion”) equal to the difference between (i) the Purchase Price, less (ii) the then unpaid principal balance of the Note as of Closing, subject to such prorations and adjustments as are provided for in this Agreement. The Purchase Price shall be allocated among the projects comprising the Property, as set forth on Schedule “C” attached hereto and incorporated herein.

3.

EARNEST MONEY

3.1 Earnest Money. Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jennifer Haden (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Deposit”) in the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00). The Deposit, together with all interest accrued thereon, is herein collectively called the “Earnest Money”. The Deposit shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Cash Portion at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, and neither party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”). The Deposit shall be allocated among the properties comprising the Property, as set forth on Schedule “C” attached hereto and incorporated herein.

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense), within five (5) days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Deliveries have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”). Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall use commercially reasonable efforts to provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, at no cost or expense to Seller, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the “Approval Period,” as defined in Section 4.1.1. Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations. Notwithstanding the foregoing, in the event that Seller has failed to provide Purchaser with all of the Missing Due Diligence Items or Purchaser has not acknowledged in writing its receipt of all required Due Diligence Items by the twentieth (20th) day following the Effective Date (the “Outside Delivery Date”), then Purchaser shall have the option as its sole and exclusive remedy to either (i) provide Seller with written notice (the “Waiver Notice”) waiving delivery of the missing Due Diligence Items, in which event the Outside Delivery Date shall be deemed to be the Due Diligence Receipt Date, or (ii) terminate this Agreement upon written notice to Seller, whereupon the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further right or obligation hereunder, except for the Surviving Obligations. Failure by Purchaser to deliver the Waiver Notice to Seller by 5:00 p.m. central time on the Outside Delivery Date shall be deemed to constitute Purchaser’s election to terminate this Agreement pursuant to the preceding sentence.

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the fiftieth (50th) day following the Due Diligence Receipt Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. In either of such events terminating this Agreement, immediately following written request from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.1.2 Title Commitments. Seller shall convey good and marketable title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within five (5) days following the execution of this Agreement, Purchaser shall order a title commitment for each of the projects comprising the Property (collectively, the “Title Commitments”) for an ALTA Owner’s Policy of Title Insurance for each such project (collectively, the “Title Policies”), issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title Commitments, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller a written notice of Purchaser’s objections to title for the Property (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in such Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to such Title Objection Letter), then Purchaser, as its sole and exclusive remedy, shall have the right for ten (10) days after receipt of Seller’s response to the Title Objection Letter (or ten (10) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller, whereupon the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations relating thereto. All exceptions set forth in Schedule B of the Title Commitments which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to any of the Title Commitments indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitments and that are unacceptable to Purchaser, Purchaser shall within five (5) days after receipt of any such update to such Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on any of the Title Commitments, other than liens securing the Loan (collectively, “Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser, as its sole and exclusive remedy, may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations relating thereto.

4.1.3 Surveys. Within five (5) days following the execution of this Agreement, Purchaser, at its sole cost and expense, shall order a current, as-built survey prepared by a registered surveyor acceptable to Purchaser for each Parcel comprising the Property (collectively, the “Survey”), which may be an update of the existing surveys delivered by Seller to Purchaser pursuant to Section 4.1 above.

4.1.4 Contracts. Purchaser shall notify Seller prior to the expiration of the Approval Period which of the “Contracts” (as defined below) Purchaser will require Seller to cancel at Closing (the “Rejected Contracts”), and Seller hereby agrees to cancel same not later than Closing. However, if any of the Contracts are not terminable upon thirty (30) days notice or less, and without payment of a fee or penalty, then Purchaser agrees to assume such Contracts at Closing, provided they are assignable. Any Contracts which are not assignable shall be the sole responsibility of Seller, shall be cancelled by Seller on or before Closing, and Seller shall and hereby agrees to indemnify, defend and hold Purchaser harmless from any and all liability relating thereto, which indemnification obligation expressly shall survive Closing.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), upon forty eight (48) hours prior notice to Seller, which may be verbal, Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser’s entry into leased areas on the Property, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, naming Seller as an additional insured.

4.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that (a) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound. Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.

4.4 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that:

(i) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iii) there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property, other than claims that Seller intends to file against the former management company for the Property and certain individuals relating to improper reimbursement of expenses (the “Management Dispute”), and Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, causes of action, loss, cost or expense incurred by Purchaser in connection with the Management Dispute, which indemnification obligation expressly shall survive Closing.(iv) Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(v) Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements other than an extension until December 31, 2014 from the Town of Cary, North Carolina, to complete certain improvements required by a special use permit pertaining to Parcel One,

(vi) the list of contracts attached hereto as Exhibit “E” (the “Contracts”), is a true, correct and complete list of all service contracts, equipment leases and/or maintenance agreements affecting the Property, and there are no other such agreements affecting the Property,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent rolls attached hereto as Exhibit “F” (collectively, the “Rent Rolls”), there are no parties in possession of, or claiming any possession to, any portion of the Property,

(ix) at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(x) the Rent Rolls (which are effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, are and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Rolls,

(xi) the financial statements delivered by Seller to Purchaser pursuant to Section 4.1 hereof, are true, correct and complete in all material respects, and, to the best of Seller’s knowledge, all other information delivered by Seller to Purchaser pursuant to Section 4.1 hereof are true, correct and complete in all material respects.

(xii) Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) Seller has no knowledge of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property, and to the best of Seller’s knowledge, the Improvements were constructed substantially in accordance with the plans and specifications for the construction thereof,

(xvi) to the best of Seller’s knowledge, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xvii) to the best of Seller’s knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below), and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xviii) Seller has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification; and additionally, the Property is legally compliant with all applicable zoning laws, rules and regulations, other than the special use permit requirements pertaining to the property located at 140 and 150 Airport Boulevard, Cary, North, Carolina,

(xix) attached hereto as Schedule “F” and incorporated herein by reference, is a true, correct and complete list of all of the Loan Documents, and

(xx) there are no defaults under the Loan Documents, nor have any events occurred which with the passage of time or the giving of notice or both would constitute a default under the Loan Documents.

(xxi) the present unpaid principal balance of the Loan is $12,761,608.10, the Loan currently accrues interest at the rate of 5.73% per annum, and the Lender is currently holding escrows and/or reserves under the Loan in the following amounts: Tax Escrow account with a current balance of $87,423.48, Property Insurance Escrow account with a current balance of negative $35,678.54, Reserve Escrow account with a current balance of $134,369.22, and Suspense account with a current balance of zero.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of one (1) year. If any of the foregoing representations and warranties is incorrect as of the Closing Date, however, and Seller cannot update and recertify any of the foregoing representations and warranties, then notwithstanding anything in this Agreement to the contrary, Purchaser’s sole and exclusive remedy shall be to either (i) terminate this Agreement upon written notice to Seller, in which event the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations, or (ii) waive the incorrect representation(s) and warranty(s) and the recertification of such representation and warranty, in which event the parties shall proceed to Closing; provided, however, that in the event Seller is unable to update and recertify any representation or warranty as a result of the acts or omissions of Seller, its agents, contractors or employees, then Purchaser shall have the right to sue Seller for Purchaser’s actual damages. Any representations or warranties made herein to Seller’s “knowledge” or to the best of Seller’s “knowledge” shall be based only upon the knowledge of Seller and without any investigation, which knowledge shall be deemed to consist only of the knowledge of James E. Powers, Benjamin Brown, Michael Baillargeon, and Diane Domis (“Seller’s Notice Persons”). Seller represents and warrants that Michael Baillargeon is familiar with the day to day operation of the portion of the Property located in North Carolina and that Diane Domis is familiar with the day to day operation of the portion of the Property located in South Carolina. As used in this Agreement, the term “knowledge” shall mean only that nothing is known by or has come to the attention of any of Seller’s Notice Persons that is inconsistent with any of the representations or warranties, and “notice” received by Seller shall be limited to notice (written or oral) received by Seller or either of Seller’s Principals.

(b) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.5 Conditions Precedent to Closing.

(A) It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement, and (c) as of the Closing Date, there shall have been no material adverse change in the performance of the Property or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, failing which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

(B) It shall be an additional condition precedent to Purchaser’s obligation to consummate the transaction contemplated by this Agreement (herein, the “Lender Approval Conditions”), that (i) Lender shall consent to the Loan Assumption in writing, on terms satisfactory to Purchaser in its sole discretion, and Seller, Purchaser and Lender shall have agreed upon the form of the Loan Assumption Documents (the “Loan Satisfaction Events”), and (ii) Lender shall execute and deliver the Loan Assumption Documents to Purchaser at Closing, which shall be in form acceptable to Purchaser in its sole discretion. In the event that (i) all of the Lender Approval Conditions for any reason are not satisfied within sixty (60) days following the expiration of the Approval Period, or (ii) Lender at any time notifies Seller or Purchaser in writing that the Loan Assumption has been disapproved, then, in either such event, Purchaser shall be entitled to terminate this Agreement at any time thereafter upon written notice to Seller, whereupon this Agreement shall terminate, the Earnest Money shall be returned to Purchaser by Escrow Agent, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and the parties shall have no further obligations under this Agreement, other than the Surviving Obligations. Seller agrees to cooperate with Purchaser in good faith in connection with Purchaser’s efforts to obtain Lender’s approval of the Loan Assumption. Notwithstanding the foregoing or anything herein to the contrary, however, Seller shall have no liability to Purchaser in the event that Lender fails to approve the Loan Assumption on terms acceptable to Purchaser or Seller.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty.

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any new leases, other than month-to-month leases entered into on market terms, but without any discounts or rental concessions, or (ii) amend, terminate or accept the surrender of any existing leases, including the Additional Leases, if any, or directly or indirectly grant any discounts or rental concessions to any present or future tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion. Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an “Affiliate”), and (ii) all existing leases have been (and all future leases shall be) entered into only with third parties that are unknown to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.

5.5 Listing of Property for Sale. From the Effective Date through and including the earlier of the date on which this Agreement is terminated or the Closing Date, Seller agrees to not list, verbally or in writing, all or any portion of the Property with any broker or otherwise solicit or make or accept any offers to sell all or any portion of the Property or enter into any contracts or agreements, including back-up contracts, regarding the disposition of all or any portion of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of all or any portion of the Property, (ii) any alleged violations of all or any portion of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or all or any portion of the Property, (iv) the Loan, or (v) any other matter that adversely affects, or potentially could adversely affect, all or any portion of the Property.

5.7 Auction. Not later than forty five (45) days prior to Closing, Seller will conduct an auction for all units seventy-five (75) days or more past due. All auctions shall be conducted in accordance with the laws of the States of North Carolina and South Carolina, as applicable. Seller will hold Purchaser and Purchaser’s agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction or any other action of Seller with regard to the sale of a tenant’s property during the period Seller owned the Property. Seller’s obligations under the immediately preceding sentence expressly shall survive Closing.

5.8 Property Apartments. In the event the Property contains one or more apartments (collectively, the “Property Apartments”, whether one or more), whether for the use of the property manager or otherwise, Seller shall (i) cause all tenants and other occupants of the Property Apartments to vacate same not later than Closing, (ii) deliver possession of the Property Apartments to Purchaser at Closing, free and clear of the claims of any tenants or other existing tenancies, and not otherwise subject to the rights or claims of any third party, and (iii) indemnify, defend and hold Purchaser harmless from and against any claims, causes of action, loss, cost or expense incurred by Purchaser with respect to the Property Apartments. Seller’s obligations contained in this Section 5.8 expressly shall survive Closing.

5.9 Special Use Permit. Seller agrees to pay the cost of removal of the sidewalk along the frontage of Parcel One and the installation of a 10 foot multi use trail in its place in accordance with Special Use Permit 07-SU-009 (the “SUP Work”). Seller and Purchaser agree to make reasonable efforts to secure mutually acceptable estimates of the cost of the SUP Work prior to the expiration of the Approval Period. Seller shall escrow 120% of the agreed to estimated cost of the SUP Work at Closing for purposes of paying the cost of the SUP Work in accordance with an escrow agreement, the form of which the parties agree to make reasonable efforts to agree to prior to the expiration of the Approval Period (the “SUP Escrow Agreement”).

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the fifteenth (15th) day following occurrence of the Loan Satisfaction Events (the “Closing Date”); provided, however, that in the event the Lender Approval Conditions fail to occur within one hundred twenty (120) days following expiration of the Approval Period, then either Seller or Purchaser shall be entitled to terminate this Agreement upon written notice to the other party, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing. Purchaser shall provide Seller with written notice at such time as Purchaser determines that the Loan Satisfaction Events have occurred.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and the Additional Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such real estate, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify, defend and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Additional Leases, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing, which proration obligation with respect to the period on or before Closing expressly shall survive Closing, and shall occur within ten (10) business days following Closing. For a period of sixty (60) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than sixty (60) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

(d) All interest payable under the Loan with respect to the month in which Closing occurs shall be prorated at Closing. At the Closing, Purchaser shall assume the obligation to maintain any reserves or escrows on deposit by Seller with Lender. At the Closing, (i) all amounts held by Lender in such reserves or escrows shall be reimbursed by Purchaser to Seller, as an adjustment to the Cash Portion, (ii) Purchaser shall receive a credit against the Cash Portion for any negative balance in such reserves or escrows, and (iii) Seller shall assign its rights in and to all such existing reserves and escrows to Purchaser.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Agent, (b) one-half of all recording costs relating to the Deeds, (c) all title insurance costs relating to the Title Policies, (d) all costs relating to the Surveys, (e) a loan assumption fee to Lender, in an amount not to exceed one-quarter percent (.25%) of the unpaid principal balance of the Loan as of the Closing Date, and (f), the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (t) any portion of the loan assumption fee exceeding one-quarter percent (.25%) of the unpaid principal balance of the Loan as of the Closing Date, (u) one-half of any escrow fees and other customary charges of the Escrow Agent, (v) one-half of all recording costs relating to the Deeds, (w) all costs and expenses incurred in connection with the Loan Assumption (other than the fees of Purchaser’s counsel), (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, other than the Loan, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security and other deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Two Hundred and no/100 Dollars ($200.00) on site at each project comprising the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deeds. A Special Warranty Deed or Limited Warranty Deed, as applicable, for each of the self storage facilities comprising the Property (collectively, the “Deeds”) conveying the Land and the Improvements to Purchaser, in the forms attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances. The description of the Land provided with the Surveys shall be the legal description used in the Deeds.

(b) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(c) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(d) Leases. The originals of all of the Leases and the Additional Leases.

(e) Contracts. The originals of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled.

(f) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(g) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(h) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(a).

(i) Title Policies. The Title Policies, issued by the Escrow Agent on behalf of the Title Company, in the form required by this Agreement; provided that in the event the Title Policies are not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment” with respect to each project comprising the Property, committing to issue the Title Policies in the form required by this Agreement, or (ii) a proforma owner’s title policy with respect to each project comprising the Property, in the form required by this Agreement, with the Title Policies to be delivered to Purchaser as promptly after Closing as reasonably possible.

(j) Motor Vehicles. Certificates of title, or such other instruments of assignment as may be necessary to transfer title to the Motor Vehicles, if any, to Purchaser at Closing.

(k) Loan Assumption Documents. All Loan Assumption Documents to which Lender is a party.

(l) Lender Estoppel. An estoppel certificate duly executed by Lender, in form acceptable to Purchaser, dated not earlier than five (5) days prior to the Closing Date, and certifying, among other things, that there are no defaults under the Loan Documents, nor have any events occurred which with the passage of time or the giving of notice or both would constitute a default under the Loan Documents. If Lender refuses or fails to provide such an estoppel certificate in a form acceptable to Purchaser, then, notwithstanding anything in this Agreement to the contrary, Purchaser’s sole and exclusive remedy shall be to either (i) waive delivery of such estoppel certificate, or (ii) terminate this Agreement upon written notice to Seller, whereupon the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations.

(m) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Escrow Agent the following:

(a) Purchase Price. The Cash Portion (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

6.7 Documents to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver the following:

(a) Tenant Notices. Signed statements or notices to all tenants of the Property notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits) returnable under the Leases and notifying such tenants of the new address where tenants are to make rental payments after the Closing. The amounts of the security deposits set forth in the tenant notices shall correspond to the security deposits set forth in the Rent Rolls, as updated and certified by Seller in connection with the Closing.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases with respect to each of the self storage properties comprising the Property (collectively, the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

(c) Loan Assumption Documents. All Loan Assumption Documents to which Purchaser and/or Seller, respectively, are a party.

(d) SUP Escrow Agreement. The SUP Escrow Agreement.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of any of the self storage facilities comprising the Property (herein, the “Condemnation Property”), by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement with respect to the Condemnation Property in which event (i) the allocable portion of the Deposit for the Condemnation Property, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon), shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (ii) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Condemnation Property, as set forth on Schedule “C” attached hereto, and (c) neither party shall have any further right or obligation hereunder with respect to the Condemnation Property, other than the Surviving Obligations relating thereto, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority relating to the Condemnation Property shall be assigned by Seller to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any of the self storage facilities comprising the Property (herein, the “Casualty Property”) suffers any damage in an amount equal to or in excess of Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement with respect to the Casualty Property, in which event (i) the allocable portion of the Deposit for the Casualty Project, as set forth on Schedule “C” attached hereto (together with all interest accrued thereon), shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (ii) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Casualty Property, as set forth on Schedule “C” attached hereto, and (c) neither party shall have any further right or obligation hereunder with respect to the Casualty Property, other than the Surviving Obligations relating thereto, or (b) consummate the Closing with respect to all of the Property, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned by Seller to Purchaser at the Closing and Purchaser shall receive a credit against the Cash Portion at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss. If any of the self storage facilities comprising the Property suffers any damage in an amount less than Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing, Purchaser agrees that it will consummate the Closing with respect to all of the Property and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Cash Portion in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. In the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as its sole and exclusive remedies, at law or in equity, to either (i) terminate this Agreement and receive a refund of the Earnest Money, in which event neither Seller nor Purchaser shall have any further right or obligation hereunder other than the Surviving Obligations, (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement, or (iii) receive a refund of the Earnest Money, and pursue an action to recover Purchaser’s actual damages from Seller, including any and all actual damages incurred directly or indirectly by Purchaser and/or any affiliate of Purchaser in connection with the transaction contemplated by this Agreement.

8.2 Breach by Purchaser. If Purchaser fails to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	Benjamin L. Brown 1600 Broadway Suite 1490 Denver, CO 80202 Tel: (303) 830-7379 Fax: (303) 830-7847

with a copy to:	S. Kirk Ingebretsen Sander Ingebretsen & Wake, P.C. 1660 17th Street, Suite 450 Denver, CO 80202 Tel: (303) 285-5300 Fax: (303) 285-5301

If to Purchaser:	Strategic Storage Opportunities, LLC 111 Corporate Drive, Suite 120 Ladera Ranch, CA 92694 Attn: H. Michael Schwartz Tel: (949) 429-6600 Fax: (949) 429-6606

with copies to:

SSTI Acquisitions, LLC

8235 Douglas Ave. #815

Dallas, TX 75225

Attn: Wayne Johnson

Tel: (214) 217-9797

Fax: (214) 217-9798;

and

Mastrogiovanni Mersky & Flynn, P.C.

2001 Bryan Street, Suite 1250

Dallas, Texas 75201

Attn: Charles Mersky, Esq.

Tel: (214) 922-8800

Fax: (214) 922-8801

If to Escrow Agent:	Republic Title of Texas, Inc. 2626 Howell Street 10th Floor Dallas, Texas 75204 Attn: Jennifer Haden Tel: (214) 754-7750 Fax: (214) 303-0935

9.2 Real Estate Commissions. Pursuant to a separate written agreement, Seller has agreed to pay Argus Self Storage Sales Network (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement. Except for Seller’s agreement with Broker, Seller and Purchaser hereby represent and warrant to each other that neither such party has authorized any broker or finder to act on such party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the States of North Carolina and South Carolina, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the States of North Carolina and South Carolina, as concerns the Properties located in each such state, and by the laws of the United States pertaining to transactions in such States.

9.8 Successors and Assigns; Assignment. Purchaser may not assign this Agreement without Seller’s prior written consent which Seller cannot unreasonably withhold or delay, and any attempted assignment in violation of this Section shall be void. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, to (i) an affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership and/or Strategic Storage Trust II, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee (any such party being herein called a “Permitted Assignee”); provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. Additionally, Purchaser further shall have the right to assign its rights under this Agreement to acquire each of the self storage facilities comprising the Property to separate Permitted Assignees.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, its reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof.

9.13 Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule A, List of Due Diligence Documents

(b)	Schedule B, Cellular Tower Leases and Billboard Leases

(c)	Schedule C, Allocation of Purchase Price and Earnest Money

(d)	Schedule D, List of Seller Entities

(e)	Schedule E, List of Lien Instruments

(f)	Schedule F, Loan Documents

(g)	Exhibit A-1, the legal description of Parcel One

(h)	Exhibit A-2, the legal description of Parcel Two

(i)	Exhibit A-3, the legal description of Parcel Three

(j)	Exhibit A-4, the legal description of Parcel Four

(k)	Exhibit A-5, the legal description of Parcel Five

(l)	Exhibit B, the forms of the Deeds

(m)	Exhibit C, the form of the Assignment

(n)	Exhibit D, List of Personal Property

(o)	Exhibit E, List of Contracts

(p)	Exhibit F, Rent Rolls

(q)	Exhibit G, Letter of Representation

9.14 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county.

9.15. Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.16 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority. The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period pursuant to the provisions hereof.

9.18 As-Is. Notwithstanding anything to the contrary contained in this Agreement, but subject to Seller’s representations and warranties set forth in this Agreement and in the documents to be executed by Seller at Closing, Purchaser shall acquire the Property from Seller at Closing in its then “as-is, where is” condition, without any other representations or warranties from Seller, express or implied, including any warranty of merchantability, habitability or fitness for a particular purpose.

9.19 Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form and content satisfactory to Purchaser. The Non-Compete Agreement shall provide that neither Seller nor any of its principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a two and one half (2-1/2) mile radius of any of the self storage facilities comprising the Property.

9.20 Cooperation with Purchaser’s Auditors and SEC Filing Requirements.

A. From the Effective Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide

Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser (or Strategic Storage Holdings, LLC or its affiliates), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (CohnReznick LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit “G”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the letter of representation to be delivered by Seller to Purchaser substantially in the form attached hereto as Exhibit “G” is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 9.20 shall survive Closing.

B. Although the Representation Letter is premised upon Seller utilizing generally accepted accounting principles (“GAAP”), Seller has informed Purchaser that Seller’s books and records are not kept in accordance with GAAP, but rather use the modified cash and accrual basis method of accounting. Inasmuch as the Representation Letter requires that Seller’s books and records be kept in accordance with GAAP, Purchaser has agreed, at its expense, to have its auditors convert Seller’s books and records to GAAP, prior to Seller executing the Representation Letter, and Seller agrees to so execute the Representation Letter following the conversion of its books and records to GAAP by Purchaser’s auditors.

9.21 Force Majeure. Notwithstanding anything herein to the contrary, Purchaser shall not be liable in damages to Seller and Seller shall not have a right to terminate this Agreement for delay or default in performing hereunder by Purchaser if such delay or default is caused by government restriction, wars, insurrections and/or mechanical, electronic, or communication failure. No other event shall be deemed an event of “force majeure” for purposes of this Agreement. Notwithstanding any event of force majeure as defined in this Section 9.21, however, neither the Approval Period, the time within which the Lender Approval Conditions must occur, nor the Closing Date shall be deemed extended more than thirty (30) days due to an event of force majeure.

[Remainder of page intentionally left blank and signature page to follow]

Executed to be effective as of the Effective Date.

SELLER:

Flagship Properties III, LLC, a Delaware limited liability company

By:	/s/ James E. Powers

Name:	James E. Powers

Title:	Manager and Member

Date:	January 21, 2014

PURCHASER:

Strategic Storage Opportunities, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz

Name:	H. Michael Schwartz

Title:	President

Date:	January 16, 2014

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 21st day of January, 2014, and (ii) the Two Hundred Thousand and no/100 Dollar ($200,000.00) earnest money deposit on the 22nd day of January, 2014, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. The Escrow Agent further agrees to strictly comply with the provisions of this Agreement concerning disposition of the Earnest Money. Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Republic Title of Texas, Inc.

By:	/s/ Jennifer Holden

Name:	Jennifer Holden

Title:	Vice President